Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230

Stephen R. Brown
Sr. EVP, CFO and Treasurer
(914) 771-3212
HUDSON VALLEY HOLDING CORP. ANNOUNCES APPROVAL OF
NASDAQ LISTING AND PLANS FOR
TERMINATING TRANSFER RESTRICTIONS
Yonkers, NY, September 17, 2009 ... Hudson Valley Holding Corp. (OTCBB:HUVL) announced today that in connection with its underwritten public offering of up to $90 million of its common stock, it has received approval to list its common stock on the NASDAQ Global Select Market.
The Company anticipates that its existing shares of common stock will commence trading on NASDAQ on September 21, 2009. When the shares begin trading on NASDAQ, all transfer restrictions on the existing shares of common stock will terminate and the shares will be freely tradeable. Shares of the Company’s common stock issued in connection with the offering will commence trading on the day after the offering is priced, which will be announced in a press release.
Also in connection with the listing of our common stock on NASDAQ, the Company has retained American Stock Transfer & Trust Company, LLC to act as its transfer agent. The Company has arranged with American Stock to have both the shares issued in the offering and its existing common stock issued in uncertificated form, meaning that the Company will no longer be issuing shares in certificated form and each share of common stock represented by a share certificate will be converted to a book entry form as soon as the existing certificate is surrendered. The Company will send to each current stockholder instructions as to how to turn in existing share certificates so that share ownership can be recorded under the new uncertificated, unrestricted, book entry format.
The shares will be offered for sale in the offering pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) as part of the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-161165). Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus supplement may be obtained from Fox-Pitt Kelton Cochran Caronia Waller, Attn: Syndicate Department, 420 5th Avenue, 5th Floor, New York, NY 10018 (212-857-6212); or Raymond James & Associates, Inc., Attn: Andrea Borum, 880 Carillon Parkway, St. Petersburg, FL 33716 (727) 567-2108; or Stifel Nicolaus, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202 (443-224-1988).
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 32 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx and Upper Manhattan with three branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock currently is traded under the ticker symbol “HUVL” on the OTC Bulletin Board.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors included in the Company’s Form 8-K filed on September 9, 2009 and the preliminary prospsectus supplement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.